(HUBBELL LOGO)

                Date:            April 20, 2006          NEWS RELEASE

                For Release:     IMMEDIATELY
--------------------------------------------------------------------------------
                                                         HUBBELL INCORPORATED
                                                         584 Derby-Milford Road
                                                         P. O. Box 549
                                                         Orange, CT  06477
                                                         203-799-4100

                Contact:         Thomas R. Conlin





                          HUBBELL REPORTS FIRST QUARTER

                SALES UP 18%, EARNINGS OF $.65 PER DILUTED SHARE


ORANGE, CT. (April 20, 2006) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported first quarter earnings per share of $.65, an increase of 41% compared to $.46 in the first quarter of 2005. Sales in the quarter were $573.0 million, an increase of 18% compared to sales of $487.6 million reported in the first quarter of 2005. Net income of $39.7 million was 38% higher compared to $28.8 million in the first quarter of 2005.

Year-over-year sales and profit comparisons for the quarter include pre-tax expense of $2.7 million or $.03 per diluted share for stock-based compensation for the first quarter of 2006, a pre-tax charge of $4.6 million or $.05 per diluted share for transactional expenses in the first quarter of 2005, and the impact of acquisitions completed in the second and third quarters of 2005 which contributed 3 percentage points of the net sales increase and approximately $.02 of diluted earnings per share.

Cash flow from operations was $16.5 million compared to $1.1 million in the first quarter of 2005 primarily due to overall higher net income. Capital expenditures increased quarter-over-quarter primarily due to investments in new products. In addition during the first quarter, the Company repurchased 760,000 shares of its stock for $32.9 million.


                                  -continued-

OPERATIONS REVIEW

"We are very pleased with our first quarter performance," said Timothy H. Powers, Chairman, President, and Chief Executive Officer. "Most of Hubbell's markets have been strong to start the year and our multi-year initiatives gained traction. This was most apparent at the Power Systems and Industrial Technology Segments where accomplishments in lean manufacturing, low cost sourcing, and acquisitions leveraged positive trends in underlying markets.

"Positive market trends were also apparent in our Electrical Segment's markets," Powers added, "as sales rose by 11% and order input increased at an even greater rate. As expected, and as we've noted in recent public presentations, the Segment's margins were lower year-over-year principally in our Wiring Systems and Lighting businesses resulting from production and delivery inefficiencies and product outsourcing.

"Important for Hubbell's long-term growth was the third SAP implementation completed in early April. Building on our experience in past `go-lives' - especially the most recent success in the Lighting and Electrical Products businesses - the Power Systems implementation is, thus far, working well. We now have 75% of the Company `live' on the system. The final SAP implementation in our domestic operations is scheduled for October 2006, at Industrial Technology and the remaining Lighting operations."

SEGMENT REVIEW

Sales for the Electrical Segment were $391.1 million, an increase of 11% while operating income was $31.4 million, comparable to last year. Each of the three businesses in the Segment - Wiring Systems, Electrical Products and Lighting - reported higher sales and double-digit rates of new order input. Each of the three also reported steady progress in addressing specific issues that have lowered profitability.

      - At Wiring Systems, production and delivery inefficiencies are on track for resolution over the next several months. At the same time, the recently introduced metal raceway line has received good market acceptance and is ahead of plan for sales.

      - Hubbell Lighting reported volume improvements in both its stock and project Commercial and Industrial fixtures businesses. All five regions of the country reported higher sales. Residential


                                  -continued-
            fixture volume was also positive year-over-year despite the housing market slowing moderately from its record pace of 2005. Business integration and streamlining activities continued to impact profitability in the quarter. Production transfers as well as office relocations have resulted in costs of duplicate facilities, increased logistics costs, and lower productivity levels. Production transfers are expected to be substantially completed by year-end 2006.

      - Hubbell Electrical Products continues to contend with material cost increases - steel prices increased again on April 1 - but these operations are effectively managing toward cost/price parity. Selective selling price increases and a focus on internal efficiencies and cost reductions are all contributing. The market for harsh and hazardous application products was especially strong during the quarter.

Sales for the Power Systems Segment rose by 34% to $132.3 million, operating income nearly doubled to $20.5 million, and operating margin exceeded 15%. Strong order input across all of the Segment's businesses reflected more robust capital investments by the utility industry. Leveraging that volume growth into substantially higher profitability was one of the Segment's operating achievements. Lean manufacturing advances are helping to eliminate unnecessary capacity internally while effective pricing actions to counter continued cost increases remained in the forefront. The Segment's recent acquisition in Brazil
- Delmar Manufacturing - also contributed to higher year-over-year sales and operating profit.

The Industrial Technology Segment added another quarter of growth with sales of $49.6 million up 40% and operating income of $8.7 million up by 78%. Every one of the Segment's diverse businesses reported substantial increases in sales and profit including two acquisitions completed in the second half of 2005 which contributed approximately half of the sales increase. Particular strength was noted in the offshore oil and energy markets and the global high voltage test market. All are expected to exhibit continuing strength.

SUMMARY AND OUTLOOK

"The quarter exceeded our expectations throughout Hubbell's operations," Powers added. "We anticipated lower margins in the first quarter in our Electrical Segment as we began this year of peak investment and change. The Lighting streamlining, a major new product introduction, and the domestic SAP implementation


                                  -continued-
are expected to be substantially completed this year. Each requires considerable investment in time and money. Each should prove to be well worth the effort.

"We also expected continued strength in markets served by Power Systems and Industrial Technology, and that was the case. Both Segments are demonstrating their operating efficiencies by reaching our interim strategic goal of 15%+ operating margins. Those results are testimony to the effectiveness of our initiatives.

"While the economic environment is generally positive, and our programs are on schedule, much remains to be done in 2006. We have a final domestic SAP implementation, more Lighting streamlining, and continuing challenges in material and energy costs. As a result, we are maintaining our full year 2006 earnings per share guidance in the range of $2.60 to $2.80."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations. These statements may be identified by the use of forward-looking words or phrases such as "may", "potential", "plan", "could", "expect", "expected", "uncertain", "goal", "probably", "likely", "should", "guidance", "forecast", and variations thereof and similar terms. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; resolution of production and delivery inefficiencies; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the effect and costs of the ongoing Hubbell 2006 business system initiative


                                  -continued-
and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; ability to integrate acquisitions with our core business and forecast future sales accretion; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the "Business" and "Risk Factors" sections in the Annual Report on Form 10-K for the year ended December 31, 2005.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2005 revenues of $2.1 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, Brazil, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People's Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

                                    # # # # #

                       (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED MARCH 31
                                            (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 -----------    -----------
                                                     2006           2005
                                                 -----------    -----------
NET SALES                                         $   573.0      $   487.6
COST OF GOODS SOLD                                    414.5(1)       350.9
SELLING & ADMINISTRATIVE EXPENSES                      99.1           92.4 (2)
SPECIAL CHARGES                                         1.5            1.9
                                                 -----------    -----------

TOTAL OPERATING INCOME                                 57.9           42.4
    OPERATING INCOME AS A % OF NET SALES               10.1%           8.7%
INTEREST EXPENSE, NET                                  (1.9)          (2.8)
OTHER INCOME, NET                                       0.3            0.1
                                                 -----------    -----------

INCOME BEFORE INCOME TAXES                             56.3           39.7
PROVISION FOR INCOME TAXES                             16.6           10.9
                                                 -----------    -----------


NET INCOME                                        $    39.7      $    28.8
                                                 ===========    ===========


EARNINGS PER SHARE:

  BASIC                                           $    0.66      $    0.47
  DILUTED                                         $    0.65      $    0.46

AVERAGE SHARES OUTSTANDING:

  BASIC                                                60.5           61.5
  DILUTED                                              61.2           62.7

----------
(1) 2006 COST OF GOODS SOLD INCLUDES SPECIAL CHARGES OF $0.2 FOR ELECTRICAL SEGMENT STREAMLINING.

(2) 2005 SELLING & ADMINISTRATIVE EXPENSES INCLUDES $4.6 OF TRANSACTIONAL EXPENSES IN SUPPORT OF THE COMPANY'S STRATEGIC GROWTH INITIATIVES.

                              HUBBELL INCORPORATED
                               SEGMENT INFORMATION
                                   (UNAUDITED)

                                           THREE MONTHS ENDED MARCH 31
                                                  (IN MILLIONS)

                                           -----------     -----------
                                              2006             2005
                                           -----------     -----------
NET SALES
     ELECTRICAL                             $   391.1       $   353.4
     POWER                                      132.3            98.7
     INDUSTRIAL TECHNOLOGY                       49.6            35.5

                                           -----------     -----------
          TOTAL NET SALES                   $   573.0       $   487.6
                                           ===========     ===========


OPERATING INCOME
     ELECTRICAL                             $    33.1       $    33.3
     SPECIAL CHARGES                             (1.7)           (1.9)
                                           -----------     -----------
        TOTAL ELECTRICAL                         31.4            31.4
     POWER                                       20.5            10.7
     INDUSTRIAL TECHNOLOGY                        8.7             4.9
                                           -----------     -----------
                   SUBTOTAL                      60.6            47.0
     STOCK-BASED COMPENSATION                    (2.7)              -
     UNUSUAL ITEM                                   -            (4.6) (1)
                                           -----------     -----------
          TOTAL OPERATING INCOME            $    57.9       $    42.4
                                           -----------     -----------

----------
(1) 2005 UNUSUAL ITEM OF $4.6 REPRESENTS TRANSACTIONAL EXPENSES IN SUPPORT OF THE COMPANY'S STRATEGIC GROWTH INITIATIVES, INCLUDED IN SELLING & ADMINISTRATIVE EXPENSES.

                              HUBBELL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                                  (UNAUDITED)
                                                   MARCH 2006     DECEMBER 2005
                                                  -----------     -------------
ASSETS

CASH AND CASH EQUIVALENTS                         $      63.7     $     110.6
SHORT-TERM INVESTMENTS                                  106.3           121.3
ACCOUNTS RECEIVABLE, NET                                355.8           310.4
INVENTORIES, NET                                        259.3           237.1
DEFERRED TAXES AND OTHER                                 45.8            40.7
                                                 -------------   -------------

   TOTAL CURRENT ASSETS                                 830.9           820.1

PROPERTY, PLANT AND EQUIPMENT, NET                      272.3           267.8
INVESTMENTS                                              85.4            78.8
GOODWILL                                                351.4           351.5
INTANGIBLE ASSETS AND OTHER                             151.2           148.8
                                                 -------------   -------------

   TOTAL ASSETS                                   $   1,691.2     $   1,667.0
                                                 =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY

SHORT-TERM DEBT                                   $      20.3     $      29.6
ACCOUNTS PAYABLE                                        185.5           159.5
ACCRUED SALARIES, WAGES AND EMPLOYEE BENEFITS            34.8            41.4
ACCRUED INCOME TAXES                                     29.9            20.0
DIVIDENDS PAYABLE                                        20.0            20.2
OTHER ACCRUED LIABILITIES                                95.9            89.8
                                                 -------------   -------------

   TOTAL CURRENT LIABILITIES                            386.4           360.5

LONG-TERM DEBT                                          199.2           199.2
OTHER NON-CURRENT LIABILITIES                           111.4           109.2
                                                 -------------   -------------

   TOTAL LIABILITIES                                    697.0           668.9

SHAREHOLDERS' EQUITY                                    994.2           998.1
                                                 -------------   -------------

  TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $   1,691.2     $   1,667.0
                                                 =============   =============

                              HUBBELL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED MARCH 31
                                                             (IN MILLIONS)

                                                     -----------      -----------
                                                         2006             2005
                                                     -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES

   NET INCOME                                         $    39.7        $    28.8
   DEPRECIATION AND AMORTIZATION                           12.9             12.0
   STOCK-BASED COMPENSATION                                 2.7                -
   CHANGES IN WORKING CAPITAL                             (38.8)           (44.1)
   OTHER, NET                                                 -              4.4
                                                     -----------      -----------

        NET CASH PROVIDED BY OPERATING ACTIVITIES          16.5              1.1
                                                     -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES

   CAPITAL EXPENDITURES                                   (17.2)           (13.0)
   ACQUISITION OF BUSINESS, NET OF CASH ACQUIRED              -             (5.5)
   NET PROCEEDS FROM INVESTMENTS                            8.1             18.9
   OTHER, NET                                               0.6              1.5
                                                     -----------      -----------

        NET CASH (USED IN) PROVIDED BY
          INVESTING ACTIVITIES                             (8.5)             1.9
                                                     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   PAYMENT OF SHORT-TERM DEBT                              (9.1)               -
   PAYMENT OF DIVIDENDS                                   (20.2)           (20.2)
   PROCEEDS FROM EXERCISE OF STOCK OPTIONS                  6.1             12.3
   ACQUISITION OF COMMON SHARES                           (32.9)               -
   OTHER, NET                                               1.1                -
                                                     -----------      -----------

        NET CASH USED IN INVESTING ACTIVITIES             (55.0)            (7.9)
                                                     -----------      -----------

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                      0.1             (0.3)
                                                     -----------      -----------

DECREASE IN CASH AND CASH EQUIVALENTS                     (46.9)            (5.2)
CASH AND CASH EQUIVALENTS
   BEGINNING OF PERIOD                                    110.6            139.9
                                                     -----------      -----------
   END OF PERIOD                                      $    63.7        $   134.7
                                                     ===========      ===========

CERTAIN PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM WITH THE CURRENT YEAR PRESENTATION.